Exhibit 3.1

SECOND CERTIFICATE OF AMENDMENT

TO

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

SHARPLINK GAMING, INC.

SharpLink Gaming, Inc., (the “Corporation”) a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

FIRST: This Second Certificate of Amendment to the Amended & Restated Certificate of Incorporation (the “Certificate of Amendment”) amends the provisions of the Corporation’s Certificate of Incorporation filed with the Secretary of State of Delaware on January 26, 2022, as amended by that Amended & Restated Certificate of Incorporation filed on February 13, 2024, that Certificate of Designation of the Series A-1 Preferred Stock of SharpLink Gaming, Inc., filed on February 13, 2024, that Certificate of Designation of the Series B Preferred Stock of SharpLink Gaming, Inc., filed on February 13, 2024, and that Certificate of Amendment to the Amended & Restated Certificate of Incorporation filed on May 2, 2025.

SECOND: The Board of Directors of the Corporation, acting in accordance with the provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware, adopted resolutions amending its Amended and Restated Certificate of Incorporation, as amended, as follows:

That Section 4.1 of Article FOUR of the Amended and Restated Certificate of Incorporation of the Corporation, as amended, shall be deleted and the following paragraph shall be inserted in lieu thereof:

“4.1 The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Corporation is authorized to issue is 515,000,000 shares. 500,000,000 shares are designated as Common Stock, each having a par value of $0.0001, and 15,000,000 shares are designated as Preferred Stock, each having a par value of $0.0001.”

THIRD: Thereafter, pursuant to a resolution of the Board of Directors, this Certificate of Amendment was submitted to the stockholders of the Corporation for their approval at a meeting thereof, and was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

FOURTH: This Certificate of Amendment shall become effective as of Thursday, July 24, 2025 at 5:10 p.m. Eastern Time.

FIFTH: All other provisions of the Certificate of Incorporation shall remain in full force and effect.

[signature page follows]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be duly adopted and executed in its corporate name and on its behalf by its duly authorized officer as of the 22nd day of July, 2025.

SHARPLINK GAMING, INC.

By:	/s/ Rob Phythian
Name:	Rob Phythian
Title:	Chief Executive Officer